Pricing Supplement No. 7    Dated March 18, 1998             Rule 424(b)(3)
                                                             File No. 33-56939
(To Prospectus Supplement dated February 17, 1998)

CENTRAL MAINE POWER COMPANY

Medium-Term Notes, Series C
(Fixed Rate)
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
   UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Principal Amount:  $30,000,000    Trade Date:                 March 17, 1998
                                  Maturity Date:              September 20, 1999
Issue Price:       $30,000,000    Original Issue Date:        March 20, 1998

Interest Rate:     6.35%          Form: x Book-Entry          Certified     Both

         If the Original Issue Date falls within the 15-day period preceding March 1 or September 1, the Interest Payment Dates shall be:

Redemption:
         X The Notes cannot be redeemed prior to maturity The Notes may be redeemed prior to maturity

                           Redemption                                Redemption
                             Date(s)                                  Price(s)

Repayment:
         X The Notes cannot be repaid prior to maturity at the option of the holders thereof The Notes may be repaid prior to maturity at the option of the holders thereof

                          Repayment                                   Repayment
                            Date(s)                                    Price(s)

Original Issue Discount Note:         Yes              No     X
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

         As of the date of the issuance of the Series C Notes covered hereby, after giving effect to the issuance thereof, and after giving effect to the principal amount of any Medium-Term Notes being concurrently or theretofore issued or retired (including, without limitation, any Series A, Series B and any Series C Notes), there will be $103.0 million in aggregate principal amount of the Company's Medium-Term Notes (including, without limitation, Series A Notes, Series B Notes and the Series C Notes) outstanding.